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                          SECURITIES PURCHASE AGREEMENT


                                  By and Among


                                  WILTEK, INC.,


                COMMERCIAL ELECTRONICS CAPITAL PARTNERSHIP, L.P.


                                       and


                         COMMERCIAL ELECTRONICS, L.L.C.


                         ------------------------------

                          Dated as of January 28, 1999

                         ------------------------------


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                                Table of Contents
                                -----------------

                                                                            Page
ARTICLE 1

         DEFINITIONS...........................................................1
         1.1        Definitions................................................1
         1.2        Accounting Terms; Financial Covenants......................7

ARTICLE 2

         PURCHASE AND SALE.....................................................7
         2.1        Purchase and Sale of Preferred Shares and Warrants.........7
         2.2        Closing....................................................8

ARTICLE 3

         CONDITIONS TO THE OBLIGATION
            OF THE PURCHASERS TO CLOSE  .......................................8
         3.1        Representations and Warranties True........................8
         3.2        Compliance with this Agreement.............................8
         3.3        Officer's Certificate......................................8
         3.4        Secretary's Certificate....................................8
         3.5        Documents..................................................9
         3.6        Stock Purchase Agreement...................................9
         3.7        Side Letter................................................9
         3.8        Purchase Permitted by Applicable Laws; Legal Investment....9
         3.9        Filing of Certificate of Amendment.........................9
         3.10       Opinion of Counsel.........................................9
         3.11       Approval of Counsel to the Purchaser.......................9
         3.12       Consents and Approvals.....................................9
         3.13       No Material Adverse Change................................10
         3.14       Conduct of Business.......................................10
         3.15       Registration Rights Agreement.............................10
         3.16       Certificate of Incorporation and By-Laws of the Company...10
         3.17       No Litigation.............................................10
         3.18       No Default or Breach......................................10

ARTICLE 4

         CONDITIONS TO THE OBLIGATION
            OF THE COMPANY TO CLOSE...........................................11
         4.1        Representations and Warranties True.......................11
         4.2        Compliance with this Agreement............................11
         4.3        Issuance Permitted by Applicable Laws.....................11
         4.4        Approval of Counsel to the Company........................11

                                        i
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         4.5        Consents and Approvals....................................11
         4.6        No Litigation.............................................11

ARTICLE 5

         REPRESENTATIONS AND
         WARRANTIES OF THE COMPANY............................................12
         5.1        Corporate Existence and Power.............................12
         5.2        Corporate Authorization; No Contravention.................12
         5.3        Governmental Authorization; Third Party Consents..........13
         5.4        Binding Effect............................................13
         5.5        No Legal Bar..............................................13
         5.6        Litigation................................................13
         5.7        No Default or Breach......................................14
         5.8        Real Properties...........................................14
         5.9        Taxes.....................................................14
         5.10       Financial Condition; No Undisclosed Liabilities...........14
         5.11       No Material Adverse Change................................15
         5.12       Environmental Matters.....................................15
         5.13       Investment Company........................................15
         5.14       Subsidiaries..............................................15
         5.15       Capitalization............................................16
         5.16       Solvency..................................................16
         5.17       Intellectual Property.....................................16
         5.18       Anti-Dilution Protection..................................17
         5.19       Registration Rights Agreements............................18
         5.20       Private Offering..........................................18
         5.21       Contractual Obligations...................................18
         5.22       Receivables...............................................19
         5.23       Operations of the Company.................................19
         5.24       Contracts Affecting Stockholders..........................20
         5.25       ERISA.....................................................21
         5.26       Related Party Transactions................................22
         5.27       Broker's, Finder's or Similar Fees........................22

ARTICLE 6

         REPRESENTATIONS AND
         WARRANTIES OF THE PURCHASERS.........................................22
         6.1        Existence and Power.......................................23
         6.2        Authorization; No Contravention...........................23
         6.3        Binding Effect............................................23
         6.4        No Legal Bar..............................................23
         6.5        Purchase for Own Account..................................23
         6.6        Sophistication............................................24
         6.7        Broker's, Finder's or Similar Fees........................25

                                       ii
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                                                                            Page

         6.8        Additional Representations................................25
         6.9        Contribution..............................................25

ARTICLE 7

         INDEMNIFICATION......................................................25
         7.1        Indemnification by the Company............................25
         7.2        Indemnification By the Purchasers.........................26
         7.3        Notification..............................................26
         7.4        Expense Reimbursement.....................................27
         7.5        Registration Rights Agreement.............................27

ARTICLE 8

         AFFIRMATIVE COVENANTS................................................27
         8.1        Financial Statements......................................27
         8.2        Preservation of Corporate Existence.......................28
         8.3        Payment of Obligations....................................29
         8.4        Compliance with Laws......................................29
         8.5        Notices...................................................29
         8.6        Issue Taxes...............................................30
         8.7        Reservation of Shares.....................................30
         8.8        Inspection................................................30
         8.9        Board Representation......................................30
         8.10       Registration and Listing..................................31
         8.11       Preemptive Right..........................................32
         8.12       Severance Arrangements....................................32
         8.13       Transactions with Affiliates..............................32
         8.14       No Inconsistent Agreements................................33
         8.15       No Solicitation...........................................33
         8.16       Securities Law Compliance.................................33

ARTICLE 9

         TERMINATION..........................................................34
         9.1        Termination...............................................34
         9.2        Fees and Expenses.........................................34
         9.3        Procedure for the Effect of Termination...................35

ARTICLE 10

         MISCELLANEOUS........................................................35
         10.1       Survival of Provisions....................................35
         10.2       Notices...................................................35
         10.3       Successors and Assigns....................................36
         10.4       Amendment and Waiver......................................36

                                       iii
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         10.5       Counterparts..............................................37
         10.6       Headings..................................................37
         10.7       Determinations............................................37
         10.8       Governing Law.............................................37
         10.9       Jurisdiction..............................................37
         10.10      Severability..............................................38
         10.11      Rules of Construction.....................................38
         10.12      Remedies..................................................38
         10.13      Entire Agreement..........................................38
         10.14      Attorneys' Fees...........................................38
         10.15      Publicity.................................................39

                                       iv
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EXHIBITS

Exhibit A           Medical Benefit Letter
Exhibit B           Escrow Agreement
Exhibit C           Form of Certificate of Amendment
Exhibit D           Form of Warrant
Exhibit E           Form of Registration Rights Agreement

         SECURITIES PURCHASE AGREEMENT, dated as of January 28, 1999, by and among WILTEK, INC., a corporation organized under the laws of Connecticut (the "Company"), COMMERCIAL ELECTRONICS CAPITAL PARTNERSHIP, L.P., a Delaware limited partnership, and COMMERCIAL ELECTRONICS, L.L.C., a Delaware limited liability company (collectively, the "Purchasers").

         The Company desires to issue to the Purchasers, and the Purchasers desire to purchase from the Company, (i) 1,000,000 shares of the Company's Series A Senior Convertible Preferred Stock, no par value (the "Preferred Stock"), and Warrants to purchase up to 1,500,000 shares of the Company's Common Stock, no par value (the "Common Stock"), upon the terms and subject to the conditions set forth in this Agreement.

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Actions or Proceedings" shall have the meaning assigned to that term in Section 7.1.

         "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "Agreement" means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "Benefit Plans" has the meaning assigned to that term in Section 5.25.

         "Board" means the Board of Directors of the Company.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

         "Certificate of Amendment" means the Certificate of Amendment setting forth the Designations, Rights and Preferences with respect to the Preferred Stock attached hereto as Exhibit C.
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                                                                               2

         "Closing" has the meaning assigned to that term in Section 2.2.

         "Closing Date" means the date specified in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "Common Stock" means the Common Stock, no par value, of the Company.

         "Company" means Wiltek, Inc., a Connecticut corporation.

         "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the Company shall be deemed not to have a Contingent Obligation by virtue of its guaranty of obligations of a Subsidiary that, except for shares held by nominees, is wholly owned by the Company. The amount of any Contingent Obligation shall be deemed to be the stated amount of such Contingent Obligation or, if there is no such stated amount, an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

         "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

         "Disclosure Letter" has the meaning assigned to that term in Article 5.

         "Environmental Laws" means any federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any contaminant including, without limitation, medical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, person, property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as such laws have been amended or supplemented and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

         "ERISA" has the meaning assigned to that term in Section 5.25.

         "Escrow Agreement" has the meaning assigned to that term in Section
3.7.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

         "Governmental Authority" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Hazardous Materials" means (i) any "hazardous waste" or "solid waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder; (iii) any "pollutant" or "toxic pollutant" or "oil" as defined in the Clear Water Act, as amended, and regulations promulgated thereunder; (iv) asbestos; (v) polychlorinated biphenyls; and (vi) any waste oils.

         "Holder" means the Purchasers and any subsequent direct or indirect transferee of Preferred Shares or Warrants, other than a transferee who has acquired such securities under circumstances not requiring a legend as described in Section 6.5.

         "Indebtedness" means as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation.

         "Indemnified Party" shall have the meaning assigned to that term in
Section 7.3.

         "Indemnifying Party" shall have the meaning assigned to that term in
Section 7.3.

         "Intellectual Property" shall mean all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the Company:

         (i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

         (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

         (iii) copyright registrations and applications for registration thereof and non-registered copyrights;

         (iv) trade secrets, concepts, ideas, designs, research processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); and

         (v) computer software programs, including, without limitation, all source code, object code, and documentation related thereto, licensed to or from the Company (the "Software").

         "IP Licenses" has the meaning assigned to that term in Section 5.17(b).

         "Liabilities" shall have the meaning assigned to that term in Section 7.1.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

         "Medical Benefit Letter" has the meaning assigned to that term in
Section 3.7.

         "Minimum Amount" has the meaning assigned to that term in Section 7.1.

         "NASDAQ" mean the National Association of Securities Dealers, Inc. Automated Quotation System.

         "New Securities" has the meaning assigned to that term in Section 8.11.

         "NYSE" means the New York Stock Exchange, Inc.

         "Person" means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Shares" has the meaning assigned to that term in Section
2.1.

         "Preferred Shares Purchase Price" has the meaning assigned to that term in Section 2.1.

         "Preferred Stock" means the Series A Senior Convertible Preferred Stock, no par value, of the Company.

         "Prohibited Activities" has the meaning assigned to that term in
Section 8.15.

         "Products" has the meaning assigned to that term in Section 5.17(h).

         "Proposed Intellectual Property Agreements" has the meaning assigned to that term in Section 5.17(c).

         "Purchasers" means Commercial Electronics Capital Partnership, L.P., a Delaware limited partnership, and Commercial Electronics, L.L.C., a Delaware limited liability company.

         "Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit E.

         "Requirements of Law" means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Selling Stockholders" means any of the persons listed on Schedule I to the Stock Purchase Agreement.

         "Stock Purchase Agreement" means the Stock Purchase Agreement, dated January 28, 1999, among the Selling Stockholders and the Purchasers.

         "Solvent" means, with respect to any Person, that the fair saleable value of the assets and property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature. In computing the amount of contingent or liquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

         "Systems" has the meaning assigned to that term in Section 5.17(c).

         "Subsidiary" means, with respect to any Person, a corporation, partnership or other entity of which 50% or more of the voting power of the voting equity securities or equity interest, or rights to profits, is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

         "Time of Purchase" has the meaning provided therefor in Section 2.2.

         "Warrants" means the warrants, substantially in the form of Exhibit D hereto, to be acquired by the Purchasers hereunder entitling the holders thereof to purchase initially up to 1,500,000 shares of Common Stock, as such number may be adjusted from time to time in accordance with the terms thereof.

         "Warrants Purchase Price" has the meaning assigned to that term in
Section 2.1.

         "Year 2000 Compliant" has the meaning assigned to that term in Section 5.17(h).

         1.2 Accounting Terms; Financial Covenants. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

                                    ARTICLE 2

                                PURCHASE AND SALE

         2.1 Purchase and Sale of Preferred Shares and Warrants. Subject to the terms and conditions set forth herein, the Company agrees that it will issue to the Purchasers, and the Purchasers agree that they will acquire from the Company, at the Time of Purchase, in the aggregate, (i) 1,000,000 shares of Preferred Stock, for an aggregate purchase price of $2,985,000 (the "Preferred Shares Purchase Price"), and (ii) the Warrants, for an aggregate purchase price of $15,000 (the "Warrants Purchase Price"), in cash, by wire transfer of immediately available funds to an account designated in a notice delivered to the Purchasers not later than two Business Days prior to the Closing Date. The number of shares of Preferred Stock and Warrants to be acquired by each Purchaser, and the purchase price to be paid therefor, is set forth on Schedule I hereto. The shares of Preferred Stock being purchased pursuant hereto are referred to herein as the "Preferred Shares." The Preferred Shares shall have the rights and preferences set forth in the Certificate of Amendment.

         2.2 Closing. The purchase and issuance of the Preferred Shares and the Warrants shall take place at the closing (the "Closing") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064 on January 28, 1999 (the "Closing Date"), at 10:00 a.m., New York City time, or on such other date and at such other time as the Purchasers and the Company may mutually agree. At the Closing, subject to the terms and conditions set forth herein, the Company shall sell the Preferred Shares and issue the Warrants to the Purchasers by delivering to the Purchasers duly executed certificates representing the Preferred Shares and the Warrants registered in the name of the Purchaser acquiring such Preferred Shares and Warrants, with appropriate issue stamps, if any, affixed at the expense of the Company, free and clear of any Lien, and the Purchasers shall purchase the Preferred Shares and the Warrants for the Preferred Shares Purchase Price (less $50,000, which has been paid by the Purchasers to the Company prior to the date hereof) and the Warrants Purchase Price, respectively. The time at which such Closing shall be concluded is herein called the "Time of Purchase."

                                    ARTICLE 3

                          CONDITIONS TO THE OBLIGATION
                           OF THE PURCHASERS TO CLOSE

         The obligation of the Purchasers to purchase the Preferred Shares and the Warrants at the Closing shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

         3.1 Representations and Warranties True. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct in all material respects at and as of the Time of Purchase (and after giving effect to the transactions contemplated hereby) as if made at and as of such date.

         3.2 Compliance with this Agreement. The Company shall have performed and complied with its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

         3.3 Officer's Certificate. The Purchasers shall have received a certificate, dated the Closing Date and signed by the President or a Vice-President of the Company, certifying that the conditions set forth in Sections 3.1 and 3.2 hereof have been satisfied on and as of such date.

         3.4 Secretary's Certificate. The Purchasers shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying the truth and correctness of attached copies of the Certificate of Incorporation and By-laws of the Company and resolutions of the

Board of Directors of the Company approving this Agreement and the transactions contemplated hereby.

         3.5 Documents. The Purchasers shall have received copies of such documents as they reasonably may request in connection with the sale of the Preferred Shares and the Warrants and the other transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser.

         3.6 Stock Purchase Agreement. The closing of the transactions contemplated by the Stock Purchase Agreement shall have simultaneously occurred with the Closing. All of the conditions set forth in Article 3 of the Stock Purchase Agreement shall have been satisfied or waived.

         3.7 Side Letter. The Company and the Selling Stockholders shall have executed and delivered the Medical Benefit Letter (the "Medical Benefit Letter") and the Escrow Agreement (the "Escrow Agreement") in substantially the forms attached hereto as Exhibits "A" and "B", respectively.

         3.8 Purchase Permitted by Applicable Laws; Legal Investment. The acquisition of and payment for the Preferred Shares, and the Warrants, the issuance of the Warrants and the consummation of the other transactions contemplated hereby (i) shall not be prohibited by any applicable law or governmental regulation, (ii) shall not subject the Purchasers to any penalty or, in their reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation and (iii) shall be permitted by the laws and regulations of the jurisdictions to which it is subject.

         3.9 Filing of Certificate of Amendment. The Certificate of Amendment shall have been duly filed by the Company with the Secretary of the State of the State of Connecticut.

         3.10 Opinion of Counsel. The Purchasers shall have received the opinion of Finn Dixon & Herling LLP, special counsel to the Company, dated the Closing Date, in a form reasonably acceptable to the Purchaser.

         3.11 Approval of Counsel to the Purchaser. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the other transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Purchasers, as to their form and substance.

         3.12 Consents and Approvals. All consents, waivers, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this

Agreement, the Preferred Shares, the Warrants, and the Registration Rights Agreement shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof.

         3.13 No Material Adverse Change. Except as set forth in the Disclosure Letter, there shall have been no material adverse change, nor shall any such change be threatened, in the assets, business, properties, operations or financial or other condition of the Company and its Subsidiaries, taken as a whole, since October 31, 1998.

         3.14 Conduct of Business. The Company shall have conducted its business in the ordinary course from the date hereof to the Closing Date.

         3.15 Registration Rights Agreement. The Company shall have duly executed and delivered to the Purchasers the Registration Rights Agreement.

         3.16 Certificate of Incorporation and By-Laws of the Company. Except for the Certificate of Amendment, no amendments to the Certificate of Incorporation or By-Laws of the Company as in effect on the date hereof shall have been effected.

         3.17 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries which would, if adversely determined, in the reasonable judgment of the management of the Purchasers, (i) have a material adverse effect on the assets, business, properties or financial or other condition of the Company and its Subsidiaries, taken as a whole or (ii) have a material adverse effect on the ability of a party to perform its obligations under this Agreement or the Registration Rights Agreement.

         3.18 No Default or Breach. Neither the Company nor any of its Subsidiaries shall have been in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would be materially adverse to the assets, business, properties or financial or other condition of the Company and its Subsidiaries, taken as a whole or which could materially adversely affect the ability of the Company to perform its obligations under this Agreement or the Registration Rights Agreement.

                                    ARTICLE 4

                          CONDITIONS TO THE OBLIGATION
                             OF THE COMPANY TO CLOSE

         The obligations of the Company to issue and sell the Preferred Shares and the Warrants at the Closing shall be subject to the satisfaction or waiver by it of the following conditions on or before the Closing Date:

         4.1 Representations and Warranties True. The representations and warranties of the Purchasers contained in Article 6 hereof shall be true and correct in all material respects at and as of the Time of Purchase (and after giving effect to the transactions contemplated hereby) as if made at and as of such date.

         4.2 Compliance with this Agreement. The Purchasers shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

         4.3 Issuance Permitted by Applicable Laws. The issuance of the Preferred Shares and the Warrants by the Company and the consummation of the transactions contemplated hereby (i) shall not be prohibited by any applicable law or governmental regulation, (ii) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation and (iii) shall be permitted by the laws and regulations of the jurisdictions in which the transactions are subject.

         4.4 Approval of Counsel to the Company. All actions and proceedings hereunder and all documents required to be delivered by the Purchasers hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Finn Dixon & Herling LLP, special counsel to the Company, as to their form and substance.

         4.5 Consents and Approvals. All consents, exemptions, authoriza tions, waivers or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Purchasers or enforcement against the Purchasers of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

         4.6 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company, any of its Subsidiaries or the Purchasers which would, if adversely determined, in the reasonable judgment of the management of the Company, have a material adverse effect on the ability of a party hereto to perform its obligations under this Agreement or the Registration Rights Agreement.

                                    ARTICLE 5

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchasers as follows, except as set forth in the corresponding Section of the "Disclosure Letter," delivered to the Purchasers simultaneously herewith:

         5.1 Corporate Existence and Power.

         The Company and each of its Subsidiaries:

                  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

                  (b) has (i) full corporate power and authority and (ii) all governmental licenses, authorizations, consents and approvals to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged;

                  (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                  (d) is in compliance with (i) its Certificate of Incorporation and By-Laws or other organizational or governing documents and (ii) all Requirements of Law; except, in the case of (b)(ii), (c) or (d)(ii) of this
Section 5.1, to the extent that the failure to do so would not have a material adverse effect on the assets, business, operations, properties or financial or other condition of the Company or any of its Subsidiaries.

         5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby (such transactions to include, for purposes of this Agreement, without limitation (A) the issuance of the Preferred Shares and the Warrants and (B) the issuance of Common Stock upon the conversion of the Preferred Shares and the exercise of the Warrants pursuant to the terms of the Certificate of Amendment and the Warrant Certificate, respectively):

                  (a) is within the Company's corporate power and authority and has been duly authorized by all necessary corporate action; and

                  (b) does not and will not contravene the terms of the Certificate of Incorporation or By-Laws or other organizational or governing documents of the Company or any of its Subsidiaries, or any amendment thereof; and

                  (c) will not violate, conflict with or result in any breach of, contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries, or any order or decree directly relating to the Company or any of its Subsidiaries.

         5.3 Governmental Authorization; Third Party Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement, the Registration Rights Agreement or the transactions contemplated hereby or thereby, other than those that have been obtained or made on or prior to the Closing.

         5.4 Binding Effect. This Agreement has been duly executed and delivered by the Company, and at the Time of Purchase the Registration Rights Agreement, the Preferred Shares and the Warrants will be duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, and at the Time of Purchase the Registration Rights Agreement, the Preferred Shares and the Warrants will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

         5.5 No Legal Bar. Neither the execution, delivery and performance of this Agreement and the Registration Rights Agreement nor the issuance of or performance of the terms of the Preferred Shares or the Warrants will violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries. As of the Time of Purchase, neither the Company nor any of its Subsidiaries will be a party to any agreement granting any registration rights to any Person which is inconsistent with the rights to be granted to the Purchasers in the Registration Rights Agreement.

         5.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries:

                  (a) with respect to this Agreement, the Preferred Shares, the Warrants or the Registration Rights Agreement or any of the transactions contemplated hereby or thereby; or

                  (b) which would, if adversely determined, (i) have a material adverse effect on the assets, business, properties, operations or financial or other condition of the Company or any of its Material Subsidiaries or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Preferred Shares, the Warrants or the Registration Rights Agreement. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement, the Preferred Shares, the Warrants or the Registration Rights Agreement.

         5.7 No Default or Breach. Neither the Company nor any of its Sub sidiaries is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would be materially adverse to the assets, business, properties, operations or financial or other condition of the Company and its Subsidiaries taken as a whole, or which could materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Preferred Shares, the Warrants or the Registration Rights Agreement.

         5.8 Real Properties. Neither the Company nor its Subsidiaries owns any real property. The Company and each of its Subsidiaries hold leases in full force and effect in all their real property.

         5.9 Taxes. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns which are required to be filed and have paid or caused to be paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves that the Company or such Subsidiaries reasonably believes to be adequate in all material respects, for all income tax liabilities applicable to the Company and its Subsidiaries for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

         5.10 Financial Condition; No Undisclosed Liabilities. The Company heretofore has delivered to the Purchasers true and correct copies of audited consolidated financial statements of the Company and its Subsidiaries for the period ending October 31, 1998 (the "1998 Financials"). The 1998 Financials have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby, and present fairly the consolidated financial condition of the Company as of the dates thereof, and the consolidated results of operations of the Company for the period then ended. Neither the Company nor any of its Subsidiaries has any material direct or indirect indebtedness, liability or obligation, whether known or unknown, fixed or unfixed, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on a financial statement (collectively "Company Liabilities"), other than (i) Company Liabilities fully and adequately reflected on the 1998 Financials, (ii) Company Liabilities as of October 31, 1998 of a kind not required by GAAP to be set forth on a financial statement, and (iii) Company

Liabilities incurred since the date of the 1998 Financials in the ordinary course of business. As of their respective dates, all filings by the Company in the last three years required to be made under the Exchange Act with the Securities and Exchange Commission did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.11 No Material Adverse Change. Since October 31, 1998, there has not been any material adverse change in the assets, business, properties, operations or financial or other condition of the Company.

         5.12 Environmental Matters.

                  (a) The property, assets and operations of the Company and its Subsidiaries comply in all material respects with all applicable Environmental Laws (except to the extent that failure to comply with such Environmental Laws would not have a material adverse effect on the assets, business, properties or financial or other condition of the Company).

                  (b) To the knowledge of the Company, none of the property, assets or operations of the Company or its Subsidiaries is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or that is in contravention of any federal, state or local law, order or regulation that is likely to have a materially adverse effect on the assets, business, properties or financial or other condition of the Company and its Subsidiaries, taken as a whole.

                  (c) Neither the Company nor its Subsidiaries has received any notice or claim, nor are there pending, threatened or reasonably anticipated lawsuits against them, with respect to violations of an Environmental Law or in connection with any release of any Hazardous Materials into the environment.

                  (d) Neither the Company nor any of its Subsidiaries has any contingent liability which is material to the Company and its Subsidiaries taken as a whole in connection with any release of any Hazardous Materials into the environment.

         5.13 Investment Company. Neither the Company nor any Person controlling the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.14 Subsidiaries. Section 5.14 of the Disclosure Letter sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Except as set forth in Section 5.14 of the Disclosure Letter, each such Subsidiary is directly or indirectly wholly owned by the Company.

         5.15 Capitalization. As of the Closing Date, the authorized capital stock of the Company will consist of 9,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value, of which as of the Closing Date (but prior to the Closing) 3,892,128 shares of Common Stock (not including 992,565 treasury shares) and no shares of Preferred Stock will be issued and outstanding. As of the Closing there will be sufficient shares of capital stock of the Company reserved for issuance in connection with the conversion of the Preferred Shares and the exercise of the Warrants. Except for the forgoing, 760,300 shares covering outstanding options reserved for issuance pursuant to the Company's stock option plans (165,000 of which shall be cancelled upon the Closing) and shares reserved for issuance in respect of unissued options, there are no shares of capital stock of the Company reserved for issuance. All of the outstanding shares of capital stock of the Company have been duly authorized and are fully paid and non-assessable. The Preferred Shares and the Warrants when issued upon payment of the Preferred Share Purchase Price and the Warrants Purchase Price, and the shares of Common Stock to be issued upon conversion of the Preferred Shares and the exercise of the Warrants, are duly authorized, and, when so issued, will be fully paid and non-assessable. Except as provided for herein, there are no options, warrants or other rights to purchase shares of capital stock or other securities of the Company, nor is the Company obligated in any manner to issue shares of its capital stock or other securities. Except as contemplated hereby and for relevant state and federal securities laws, there are no restrictions on the Company's ability to transfer shares of capital stock of the Company.

         5.16 Solvency. On and as of the Closing Date, after giving effect to the transactions contemplated in this Agreement, the Company will be Solvent.

         5.17 Intellectual Property.

                  (a) Section 5.17(a) of the Disclosure Letter sets forth all material United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned or licensed by the Company, specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

                  (b) Section 5.17(b) of the Disclosure Letter sets forth all licenses, sublicenses, and other agreements or permissions ("IP Licenses") under which (i) the Company is required to make royalty, license or similar payments and (ii) the Company is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property, other than off-the-shelf software and agreements transferred to customers in the ordinary course of the Company's business.

                  (c) Section 5.17(c) of the Disclosure Letter sets forth and describes the status of any material agreements involving Intellectual Property currently in negotiation or proposed by the Company ("Proposed Intellectual Property Agreements").

                  (d) The Company owns, or has the right to use, sell, or license, all material items of Intellectual Property used in the conduct of the business of the Company, in each case free and clear of any Liens.

                  (e) The Company has not been, during the three (3) years preceding the date hereof, a party to any claim or action, nor, to the knowledge of the Company, is any claim or action threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property. To the knowledge of the Company, no third party is infringing upon any Intellectual Property.

                  (f) The Company causes its employees and consultants to execute the respective forms of Intellectual Property protection agreements annexed to Section 5.17(f) of the Disclosure Letter.

                  (g) All Software on which the Company has an obligation to pay royalties, license or similar fees is described in Section 5.17(g) of the Disclosure Letter. To the Company's knowledge, such Software (i) is held by the Company legitimately, (ii) is free from any significant software defect, and
(iii) performs in conformance with its documentation except, with respect to each of clauses (i) through (iii), for such defects as are not material to the Company, its operations or financial condition.

                  (h) As used herein, the term "Year 2000 Compliant" means that all software, hardware, databases and embedded control systems (collectively, the "Systems") and each of the products of the Company (the "Products ") (i) accurately process date and time data (including, without limitation, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year. To the best of the Company's knowledge, except as disclosed in the Company's Annual Report on Form 10-KSB for the year ended October 31, 1998, the Company shall not incur any material expenses arising from or relating to the failure of any of the Systems or Products to be Year 2000 Compliant.

                  (i) The Company is not, nor, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will be, in violation of any material agreement relating to any Intellectual Property.

         5.18 Anti-Dilution Protection. No holder of shares of Common Stock (or securities convertible into or exchangeable or exercisable for any of the foregoing) has any rights to purchase or receive additional or other securities upon the occurrence of an event that might dilute such holder's percentage interest in the Company.

         5.19 Registration Rights Agreements. No Person has been granted registration rights by the Company.

         5.20 Private Offering. No form of general solicitation or general advertising was used by the Company or, to its knowledge, its representatives in connection with the offer or sale of the Preferred Shares or the Warrants. No registration of the Preferred Shares or the Warrants pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Preferred Shares or the Warrants pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Preferred Shares, the Warrants or any other security so as to require the registration of the Preferred Shares or the Warrants pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such securities are so registered.

         5.21 Contractual Obligations.

                  (a) Section 5.21 of the Disclosure Letter sets forth all of the following Contractual Obligations to which the Company or any of its Subsidiaries is a party or by or to which any of them or any of their properties may be bound or subject (other than those specifically set forth in any other Section of the Disclosure Letter): (i) Contractual Obligations with any current or former officer or director of the Company or with an entity in which, to the Company's knowledge, any of the foregoing is a controlling person (including any Contractual Obligations relating to medical insurance to be provided to the Selling Stockholders other than as provided in the Medical Benefit Letter and the Escrow Agreement); (ii) Contractual Obligations with any labor union or association representing any employee; (iii) Contractual Obligations with any person to sell, distribute or otherwise market any of the Company's products;
(iv) Contractual Obligations for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries paid in the aggregate, $50,000 or more; (v) material distributorship, sales representative, marketing, agency, dealer or other similar Contractual Obligations; (vi) Obligations with any person for the manufacture of any of the Company's products; (vii) Contractual Obligations for the sale of any properties other than in the ordinary course of business or for the grant to any person of any option or preferential rights to purchase any properties; (viii) partnership or joint venture agreements; (ix) Contractual Obligations under which the Company or any of its Subsidiaries agrees to indemnify any party or to share tax liability of any party; (x) material Contractual Obligations which can be canceled without liability, premium or penalty only on 90 days' or more notice; (xi) material Contractual Obligations with customers, distributors or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (xii) Contractual Obligations containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area; (xiii) Contractual Obligations relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;
(xiv) Contractual Obligations relating to the borrowing of money; (xv) Contractual Obligations containing obligations or liabilities of any kind to holders of the capital stock of the Company or any of its Subsidiaries as such (including an obligation to register any of such securities under any federal or state securities laws); (xvi) Contractual Obligations for the payment of fees or other consideration to any officer or director of the Company or any of its Subsidiaries or to any other entity in which any of the foregoing has an interest; (xvii) options or rights of first refusal for the purchase or lease of any property; (xviii) management Contractual Obligations and other similar agreements with any person; and (xix) any other Contractual Obligations pursuant to the terms of which there is either a current or future obligation or right of the Company or any of its Subsidiaries to make payments in excess of $30,000 or receive payments in excess of $30,000.

                  (b) There have been delivered to the Purchasers true and complete copies of all of the Contractual Obligations set forth on Section 5.21 of the Disclosure Letter or in any other Section thereof. All of the Contractual Obligations referred to in the preceding paragraph are valid and binding upon the Company or one of its Subsidiaries, as the case may be, in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such Contractual Obligations, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of any of the Company or any of its Subsidiaries, no other party to any such Contractual Obligations is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.

         5.22 Receivables. All accounts and notes receivable reflected on the balance sheet in the 1998 Financials, and all accounts and notes receivable arising subsequent to the 1998 Financials, have arisen in the ordinary course of business of the Company or its Subsidiaries and are collectible in the ordinary course of business of the Company and its Subsidiaries in the aggregate recorded amounts thereof in accordance with their terms, subject to (i) reserves for uncollectible accounts established in accordance with historical practices, and
(ii) credit and billing disputes in the ordinary course of the Company's business, the resolution of which will not materially reduce the aggregate amount realized from such accounts and notes receivable (i.e. by more than 5 percent of the aggregate amount thereof).

         5.23 Operations of the Company. Except as set forth on Section 5.23 of the Disclosure Letter, since October 31, 1998, neither the Company nor any of its Subsidiaries has:

                  (a) declared or paid any dividend or declared or made any other distributions of any kind to its stockholders (other than dividends by a Subsidiary to the Company), or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                  (b) except for short-term bank borrowings in the ordinary course of business, incurred any Indebtedness for borrowed money;

                  (c) waived any material right under any contract or other agreement of the type required to be set forth on any section to the Disclosure Letter;

                  (d) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

                  (e) materially changed any of its business policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

                  (f) made any loan or advance to any of its stockholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                  (g) except for inventory or equipment in the ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets or made any acquisition of all or any part of the properties, capital stock or business of any other Person;

                  (h) paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

                  (i) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the financial condition of the Company;

                  (j) amended its Certificate of Incorporation or By-laws or agreed to change in any manner the rights of its outstanding capital stock or the character of its business; or

                  (k) engaged in any other material transaction other than in the ordinary course of business.

         5.24 Contracts Affecting Stockholders. Other than this Agreement and the Registration Rights Agreement and the other agreements and documents specifically described herein, as of the Closing Date and after giving effect to the transactions contemplated hereby, the Company will not be a party to any stockholders agreement, voting trust agreement, registration rights agreement or other contracts to which the Common Stock, Preferred Stock, the Warrants or any other capital stock of the Company is bound by, subject to or entitled to the benefit of or to which any of the existing stockholders is bound by, subject to or entitled to the benefit of as a result of its ownership of the Common Stock or any other interest in the Company.

         5.25 ERISA. Section 5.25 of the Disclosure Letter sets forth each existing plan, policy, program or arrangement providing for compensation, severance, bonus, profit-sharing, stock options or other stock-related compensation or other forms of incentive or deferred compensation, insurance coverage, health or medical benefits, or retirement benefits (including pension, health, medical or other similar benefits) under which the Company or any of its Subsidiaries has or in the future could have any liability ("Benefit Plans"). Neither the Company nor any Subsidiary has any direct or indirect, actual or contingent liability with respect to any Benefit Plan other than to make contributions to, to administer and operate and pay benefits under, such plans in accordance with the terms of such plans and applicable laws. None of the Benefit Plans is subject to Title IV, a multiemployer plan (within the meaning of 3(37) of ERISA), or a multiple-employer plan (within the meaning of ERISA). Except as set forth on Schedule 5.25, neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement medical benefits for former employees of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code. No individual is eligible for coverage under the Company's medical and dental insurance plan pursuant to the resolution of the Board of Directors dated October 16, 1997, as set forth on Section 5.25 of the Disclosure Letter, except the Selling Stockholders, and all individuals participating in such plans are eligible under the terms thereof to do so. There are no unfunded obligations under any Benefit Plan which are not properly reflected in accordance with GAAP on the 1998 Financials. The execution and delivery of this Agreement and the Registration Rights Statement and the consummation of the transactions contemplated thereby will not (i) involve any non-exempt prohibited transaction within the meaning of Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Code on the part of the Company or any of its Subsidiaries,
(ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee of the Company or any Subsidiary or (iii) give rise to an amount that would not be deductible under
Section 280G of the Code. The Company does not and, at and as of the Closing Date, the Company does not reasonably expect to have any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to ERISA and which is required to be funded, to which the Company or any of its Subsidiaries makes or has made within the past six years a contribution and in which any employee of the Company or any of its Subsidiaries is or has ever been a participant. With respect to all Benefit Plans, except as set forth in Section 5.25 of the Disclosure Letter, each of the Company and its Subsidiaries is and, at and as of the Closing Date, each of the Company and its Subsidiaries will be in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified since its adoption and each trust created thereunder is exempt from tax under Section 501(a) of the Code and has been so exempt since its adoption.

         5.26 Related Party Transactions. Except as set forth on Section 5.26 of the Disclosure Letter, none of the officers, directors or Affiliates of the Company and its Subsidiaries:

                  (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company or any of its Subsidiaries;

                  (b) owns, directly or indirectly, in whole or in part, any property that the Company or any of its Subsidiaries use in the conduct of their business;

                  (c) is or has been a party to any Contractual Obligations with the Company or any of its Subsidiaries; or

                  (d) has any actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings or investigations whatsoever against, or owes any amount to, the Company or any of its Subsidiaries.

         5.27 Broker's, Finder's or Similar Fees. Except as set forth herein, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries, or any action taken by any such entity.

                                    ARTICLE 6

                               REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASERS

         Each Purchaser (as to itself) represents and warrants to, and covenants and agrees with, the Company as follows:

         6.1 Existence and Power.

         Such Purchaser:

                  (a) is duly organized and validly existing under the laws of the jurisdiction of its organization; and

                  (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged.

         6.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights
Agreement:

                  (a) is within such Purchaser's power and authority and has been duly authorized by all necessary action;

                  (b) does not contravene the terms of such Purchaser's organizational documents, or any amendment thereof;

                  (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of such Purchaser, or any order or decree directly relating to such Purchaser; and

                  (d) does not require approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, other than those that have been obtained or made on or prior to the Closing.

         6.3 Binding Effect. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by such Purchaser, and constitutes the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.4 No Legal Bar. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser will not violate any Requirement of Law.

         6.5 Purchase for Own Account. The Preferred Shares and the Warrants (including, for purposes of this Sections 6.5, 6.6 and 6.8 hereof, the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants) to be acquired by the Purchaser acquiring such Preferred Shares and Warrants pursuant to this Agreement are being acquired for such Purchaser's own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Preferred Shares and the Warrants under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If the Purchasers should in the future decide to dispose of any of the Preferred Shares or the Warrants, each Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect, and that stop-transfer instructions to that effect, where applicable, will be in effect with respect to such securities. The Purchasers agree to the imprint ing, so long as required by law, of a legend on certificates representing all of the Preferred Shares and the Warrants to the following effect: NEITHER THE [WARRANTS] [SHARES] REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE [WARRANTS] [SHARES] REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN AND WILL BE SOLD IN RELIANCE UPON EXEMPTIONS THEREUNDER. THE SALE OR OTHER DISPOSITION OF THE [WARRANTS] [SHARES] REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF IS RESTRICTED IN ACCORDANCE WITH THAT ACT AND THOSE LAWS, MAY ONLY BE MADE PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND, IN THE EVENT OF SUCH AN UNREGISTERED SALE OR OTHER DISPOSITION, IS PROHIBITED UNLESS THE ISSUER HEREOF RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THAT ACT OR THOSE LAWS.

         6.6 Sophistication. Each Purchaser, by reason of its business and financial experience, and the business and financial experience of those persons that may have been retained to advise it with respect to its investment in the Preferred Shares and the Warrants, together with such advisors, has such knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of the prospective investment and to make an informed investment decision. Each Purchaser acknowledges that it has been afforded the opportunity (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Preferred Shares and the Warrants and the merits and risks of investing in such securities and (ii) to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information heretofore provided to it; provided, however, that the availability of the foregoing opportunity shall not in any way affect, diminish or derogate from the representations and warranties made or deemed made to the Purchasers by the Company hereunder or the Purchasers' right to rely thereon.

         6.7 Broker's, Finder's or Similar Fees. Except as otherwise set forth in this Agreement, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchasers or any action taken by the Purchaser.

         6.8 Additional Representations. Each Purchaser understands that the offer and sale of the Preferred Shares and the Warrants has not been and will not be registered under the Securities Act, by reason of the issuance of such securities by the Company in a transaction exempt from the registration requirements of the Securities Act. Each Purchaser is an accredited investor, as such term is defined in Rule 501 of Regulation D under the Securities Act, and was not formed specifically for the purpose of making an investment in the Company. Each Purchaser is situated in the State of New York, and the investment decision by such Purchaser to acquire the Preferred Shares and the Warrants hereunder was made entirely in the State of New York.

         6.9 Contribution. Following the Closing, the Purchasers shall contribute or otherwise make available to the Company certain messaging and directory software relating to the Company's business. The Purchasers disclaim representations or warranties regarding such software.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless the Purchasers and their Affiliates and their respective officers, directors, agents, members, employees and partners to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from (i) any breach of any representation or warranty of the Company in this Agreement or (ii) any legal, administrative or other actions (including actions brought by any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal) (collectively, "Actions or Proceedings"), or written threats thereof, based upon, relating to or arising out of this Agreement, the Preferred Shares, the Warrants, the Registration Rights Agreement, the transactions contemplated hereby or thereby, or any indemnified person's role therein or in the transactions contemplated hereby; provided, however, that the Company shall not be liable under this Section 7.1 (i) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld) or (ii) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified Party; provided further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. The Company shall not be obligated to pay any amount for indemnification under this Section 7.1 until the aggregate amount of Liabilities for which indemnification is sought under this Section 7.1 equals at least $50,000 (the "Minimum Amount"), whereupon the Company shall be obligated to pay all such amounts for indemnification (including the Minimum Amount).

         7.2 Indemnification By the Purchasers. The Purchasers agree to indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, agents, members, employees and partners to the fullest extent permitted by law from and against any and all Liabilities resulting from any breach of any representation, warranty or covenant of the Purchasers in this Agreement; provided, however, that the Purchasers shall not be liable under this
Section 7.2: (i) for any amount paid in settlement of claims without the Purchasers' consent (which consent shall not be unreasonably withheld); (ii) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party; provided further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws.

         7.3 Notification. Each party entitled to indemnification under Section
7.1 or 7.2 hereof (an "Indemnified Party") will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party, or any other event or occurrence in respect of which indemnity may be sought from the party obligated to provide such indemnification under Sections 7.1 or 7.2 hereof (an "Indemnifying Party"), notify the Indemnifying Party in writing thereof. The failure of any Indemnified Party so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party (i) other than pursuant to this Article 7 or (ii) under this Article 7 unless, and only to the extent that, such omission results in actual prejudice to such Indemnifying Party. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, such Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both an Indemnifying Party and an Indemnified Party is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party (in terms of such counsel's experience) at the Indemnifying Party's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (a) there are or may be legal defenses available to such Indemnified Party or to other Indemnified Parties that are different from or additional to those available to the Indemnifying Party or (b) any conflict or potential conflict exists between the Indemnifying Party and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Indemnifying Party be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

         7.4 Expense Reimbursement. In connection with the obligation of an Indemnifying Party to indemnify an Indemnified Party for expenses pursuant to Sections 7.1 and/or 7.2 above, the Indemnifying Party shall reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent that the Indemnified Party was not entitled to be indemnified therefore pursuant to Section 7.1 or 7.2, as the case may be.

         7.5 Registration Rights Agreement. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                    ARTICLE 8

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees that:

         8.1 Financial Statements. The Company shall deliver to the Purchasers and any other Holder designated by either Purchaser:

                  (a) as soon as available, but not later than one hundred (100) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company and its Subsidiaries for such fiscal year and by the opinion of Grant Thornton LLP (or any successor thereto) or another nationally recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; provided, however, that the delivery of a copy of the Company's Annual Report on Form 10-K or Form 10-KSB filed pursuant to the Exchange Act shall satisfy the requirements of this
Section 8.1(a);

                  (b) as soon as available and, in any event not later than fifty (50) days after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company; provided, however, that the delivery of a copy of the Company's Quarterly Report on Form 10-Q or Form 10-QSB filed pursuant to the Exchange Act shall satisfy the requirements of this Section 8.1(b);

                  (c) budgets, documentation of material financial transactions, projections, operating reports, acquisition analyses, presentations to banks, financial institutions or potential investors, consultants' reports and such other financial and operating data of the Company and its Subsidiaries as the Purchasers reasonably may request (any such information to be subject to the provisions of Section 8.9(b));

                  (d) at any time when it is not subject to Section 13 or 15(d) of the Exchange Act, upon request, to the Purchasers and any prospective Purchasers of Preferred Shares or Warrants, information of the type that would satisfy the requirement of subsection (d)(4)(i) of Rule 144A (or any similar successor provision) under the Securities Act; and

                  (e) except as otherwise provided in Section 8.1(a) and (b), so long as the Company remains subject to the Securities Act or the Exchange Act, promptly after the same are filed, copies of all reports, statements and other documents filed with the Commission.

         8.2 Preservation of Corporate Existence. The Company shall, and shall cause each of its operating Subsidiaries to:

                  (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its jurisdiction of incorporation or organization;

                  (b) preserve and maintain in full force and effect all material rights, privileges, qualifications, licenses and franchises necessary in the normal conduct of its business; and

                  (c) use its reasonable efforts to preserve its business organization.

         8.3 Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including without limitation:

                  (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                  (b) all lawful claims which the Company and each of its Subsidiaries are obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property; and

                  (c) all payments of principal and interest when due (giving effect to any grace periods relating thereto) on Indebtedness.

         8.4 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with its Certificate of Incorporation and By-laws or other organizational or governing documents and all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over it or its business, except such as to which such failure to comply would not have a material adverse effect on the assets, business, operations, properties or financial or other condition of the Company and its Subsidiaries.

         8.5 Notices. Upon knowledge of the Chief Executive Officer, the President or the Chief Financial Officer of the Company of the events described below, the Company shall give written notice within ten days to the Purchasers and any other Holder designated by either Purchaser:

                  (a) of the occurrence of any default under, or breach of, any of the provisions of Article 8 accompanied by a certificate specifying the nature of such default or breach, the period of existence thereof and the action that the Company has taken or proposes to take with respect thereto; and

                  (b) of any (i) material default or event of default under any material Contractual Obligation of the Company or any of its Subsidiaries, or
(ii) material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority.

                  (c) Each notice pursuant to this Section 8.5 shall be accompanied by a statement by the Chief Executive Officer, President or Chief Financial Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

         8.6 Issue Taxes. The Company shall pay, or cause to be paid, all documentary and similar taxes levied under the laws of any applicable jurisdiction in connection with the issuance of the Preferred Shares, the Warrants and the execution and delivery of the other agreements and documents contemplated hereby and any modification of the Preferred Shares, the Warrants or such other agreements and documents and will hold the Purchasers harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

         8.7 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue or delivery upon conversion of the Preferred Shares or the exercise of the Warrants, such number of shares of Common Stock as shall then be issuable or deliv erable upon the conversion of all outstanding Preferred Shares and the exercise of all outstanding Warrants. Such shares of Common Stock shall, when issued or delivered in accordance with the Certificate of Amendment or the terms of the Warrants as the case may be, be duly and validly issued and fully paid and non-assessable. The Company shall issue the Common Stock into which the Preferred Shares are convertible upon the proper surrender of the Preferred Shares in accordance with the provisions of the Certificate of Amendment and shall otherwise comply with the terms thereof, and shall issue the Common Stock issuable upon exercise of the Warrants upon the proper exercise of the Warrants in accordance with the provisions thereof, and shall otherwise comply with the terms thereof.

         8.8 Inspection. The Company will permit, and will cause each of its Subsidiaries to permit, representatives of the Purchasers to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Company. To the extent the Purchasers are advised that any information obtained from the exercise of the Purchasers' rights hereunder, and not previously known to the Purchasers, is to be treated in a confidential manner, the Purchasers shall treat such information as confidential unless otherwise required by law.

         8.9 Board Representation.

                  (a) The Company shall at or prior to the Closing Date cause three vacancies, constituting a majority of the Board of Directors, to be created on its Board of Directors, and on the Closing Date shall cause each of Messrs. Peter Boni, John Maxwell and Richard Rankin, who have been designated by the Purchasers to be elected to its Board of Directors. For at least two (2) years after the Closing Date, one member of the Board of Directors shall be an independent director and one director shall be the Chief Executive Officer of the Company.

                  (b) Commencing with the annual meeting of stockholders of the Company immediately following the election of such persons to the Board of Directors, and at each annual meeting of stockholders of the Company thereafter, so long as the Purchasers hold (A) shares of Common Stock, or (B) Preferred Shares convertible and/or Warrants exercisable, in each case, after giving effect to any adjustments, into shares of Common Stock that in the aggregate represent 25% or more of the total number of shares of Common Stock of the Company then outstanding on a fully diluted basis, the Purchasers shall be entitled to nominate (in addition to any rights granted to the holders of Preferred Stock as set forth in the Certificate of Amendment), from time to time, that number of directors to the Company's Board of Directors that would constitute a majority of the Board of Directors. The Company shall cause such nominees of the Purchasers to be included in the slate of nominees recommended by the Board to the Company's stockholders for election as directors, and the Company shall use its best efforts to cause the election of such nominees, including voting all shares for which the Company holds proxies (unless otherwise directed by the stockholder submitting such proxy) or is otherwise entitled to vote, in favor of the election of such persons. The Board of Directors shall appoint a Nominating Committee, consisting of the Chief Executive Officer of the Company, a director designated by the Purchaser and Mr. Graham McLetchie, which shall recommend two nominees for election as directors at the first Annual Meeting of Stockholders following the Closing (which Annual Meeting shall occur not earlier than 180 days following the Closing Date).

                  (c) In the event any nominee of the Purchasers shall cease to serve as a director for any reason, the Company shall use its best efforts to cause the vacancy resulting thereby to be filled by a nominee of the Purchasers.

         8.10 Registration and Listing. If any shares of Common Stock required to be reserved for purposes of conversion of the Preferred Shares or exercise of the Warrants require registration with or approval of any Governmental Authority under any federal or state or other applicable law before such Common Stock may be issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such Common Stock to be duly registered or approved, as the case may be, unless such registration or approval is required solely because of a breach of the Purchasers' representations contained in Article 7, the Warrant or the Registration Rights Agreement. In the event that, and so long as, the Common Stock is listed on the NYSE or quoted or listed on any other national securities exchange or NASDAQ, the Company will, if permitted by the rules of such system or exchange, quote or list and keep quoted or listed on such exchange or NASDAQ, upon official notice of issuance, all Common Stock issuable or deliverable upon conversion of the Preferred Shares or exercise of the Warrants.

         8.11 Preemptive Right. In the event that, at any time or from time to time, the Company proposes to issue or sell newly issued shares of Common Stock (which term shall include, for purposes of this Section 8.11, shares of any class or series of common stock of the Company, or securities convertible, exchangeable or exercisable into Common Stock or any class or series of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock or any class or series of Common Stock ("New Securities")), the Company shall first notify each Purchaser of all relevant terms and conditions of the sale of the New Securities and offer to each Purchaser, and each Purchaser will have the right to purchase from the Company, upon the same terms and conditions as the Company proposes to sell the New Securities, such portion of the New Securities so as to maintain the aggregate proportionate ownership of the capital stock of the Company, on a fully diluted basis, held by each Purchaser immediately prior to the issuance of the New Securities. Each Purchaser shall have 15 Business Days following receipt of any notice to accept or reject such offer. In the event that after the giving of such notice by the Company the Company changes the terms or conditions on which it proposes to issue or sell such New Securities, the Company shall be obligated to notify the Purchasers of such changed terms and conditions and the Purchaser's rights under this Section
8.11 will again apply. The rights of the Purchaser under this Section 8.11 shall not apply to: (i) New Securities issued upon the exercise or conversion of any previously outstanding securities; (ii) New Securities issued in connection with any merger, consolidation, combination, purchase of all or substantially all of the assets of another Person or other reorganization; (iii) New Securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (iv) New Securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining such employees', consultants|, officers| or directors| services; and
(v) New Securities issued to providers of debt or lease financing to the Company in connection with the provision of such financing.

         8.12 Severance Arrangements. Effective as of the Closing Date, the Company will amend its employment agreement with the current President of the Company to provide that if he is terminated without cause during the term of his employment with the Company, he will continue to be paid his current base salary and benefits for a period of one year following such termination and up to six months thereafter for so long as he has not been re-employed. The Company will also amend its employment agreements with the three current members of the Company's executive staff to provide that such members will continue to be paid their current base salary and benefits, should they be terminated during the term of their employment without cause, for a period of six months following such termination, and that their current base salary and benefits will continue for up to an additional six months thereafter for so long as any such executive has not been re-employed.

         8.13 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary and on terms no less favorable to the Company or such Subsidiary than those the Company or such Subsidiary would obtain in a comparable arm|s length transaction with a Person not an Affiliate of the Company or such Subsidiary.

         8.14 No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries shall (i) enter into any loan or other agreement after the date hereof which by its terms restricts or prohibits the ability of the Company to issue Common Stock upon conversion of the Preferred Stock or exercise of the Warrants or (ii) amend or modify any currently existing loan or other agreement in order to provide for any such restrictions or prohibitions not currently contained in such agreement.

         8.15 No Solicitation. The Company shall immediately cease, and shall direct its advisors and other agents to cease, any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (defined below); provided that following the cessation of any such discussions or negotiations, future discussions or negotiations with any such parties shall be governed solely by the following provisions of this
Section 8.15. Except as provided pursuant to this Agreement, the Company shall not, directly or indirectly (through representatives or otherwise), solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information to (collectively, the "Prohibited Activities"), any person or group (other than the Purchasers or any designee of the Purchaser) concerning any proposal (an "Acquisition Proposal") for any acquisition of all or any substantial part of capital stock of the Company, or an acquisition of all or any substantial part of the business and properties of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise (an "Acquisition Transaction"). The Board of Directors of the Company (the "Board") shall promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided both orally and in writing) the Purchasers if any such Acquisition Proposal is made and shall, in such notice, indicate in reasonable detail the terms and conditions of such proposal and shall keep the Purchasers promptly advised of any material changes to such terms and conditions. In connection with an Acquisition Proposal, the Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company may be a party, unless the Board shall have determined in good faith that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board under applicable law.

         Each party hereby covenants and agrees that:

         8.16 Securities Law Compliance. Subsequent to the Time of Closing, the Purchasers and the Company shall take all actions necessary to comply with all federal securities laws necessary in connection with the transactions contemplated hereby.

                                    ARTICLE 9

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Time of Purchase:

                  (a) by the mutual written consent of the parties hereto;

                  (b) by the Purchasers or the Company, if the Time of Purchase shall not have occurred on or prior to 30 days from the date hereof; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of such condition;

                  (c) by the Purchasers, in the event the Company breaches any of its representations, warranties, covenants or other agreements contained in this Agreement which breach, if susceptible of cure, has not been cured within 30 days after the giving of written notice to the Company; and

                  (d) by the Company, in the event the Purchasers breach any of their representations, warranties, covenants or other agreements contained in this Agreement which breach, if susceptible of cure, has not been cured within 30 days after the giving of written notice to the Purchasers.

         9.2 Fees and Expenses.

                  (a) In the event that this Agreement is terminated by the Purchasers pursuant to Section 9.1(c), then, in addition to any other rights and remedies available to the Purchaser, the Company shall promptly pay to the Purchasers $50,000 in cash, as reimbursement of the cash deposit previously paid to the Company by the Purchaser; and

                  (b) In the event that, within one year following any termination by the Purchasers pursuant to Section 9.1(c) by reason of the breach by the Company of Section 8.15, the Company shall have consummated an Acquisition Transaction with a Person unaffiliated with the Purchaser, then, in addition to the $50,000 repayment by the Company to the Purchasers as provided in Section 9.2(a) above and in addition to any other rights and remedies available to the Purchaser, the Company shall pay to the Purchaser, not later than one Business Day after the consummation of such Acquisition Proposal, a fee equal to $250,000.

         9.3 Procedure for the Effect of Termination. In the event that this Agreement is terminated by the Purchaser, on the one hand, or by the Company, on the other hand, pursuant to Section 9.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except that the provisions of this Section 9.3,
Section 9.2 and Article 10 shall survive the termination of this Agreement.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Survival of Provisions. All of the representations and warranties made herein and each of the provisions of Articles 1, 5, 6, 7, 8, 9 and 10 shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchasers or any Affiliate, acceptance of the Warrants, the Preferred Shares and payment therefor, or termination of this Agreement; provided that (i) the Company's obligations contained in Sections 8.1 through 8.8, inclusive, and Section 8.12 through 8.14, inclusive, shall terminate at such time as there are no Warrants or Shares of Preferred Stock outstanding,
(ii) the Company's obligations contained in Section 8.15 shall terminate upon the Closing, and (iii) the Purchasers' rights contained in Section 8.11 shall expire on the seventh anniversary of the Closing.

         10.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 10.2:

                          (a) if to the Purchasers:

                              Commercial Electronics Capital Partnership, L.P. 375 Park Avenue, Suite 1604
                              New York, New York  10152
                              Attention:  John C. Maxwell, III
                              Telephone No.:  (212) 755-9100
                              Telecopier No.:  (212) 755-2018
                              with a copy to:

                              Paul, Weiss, Rifkind, Wharton & Garrison
                              1285 Avenue of the Americas
                              New York, New York  10019-6064
                              Attention:  Michele R. Jenkinson, Esq.
                              Telephone No.:  (212) 373-3101
                              Telecopier No.:  (212) 757-3990

                          (b) if to the Company:

                              Wiltek, Inc.
                              542 Westport Avenue
                              Norwalk, Connecticut  06853
                              Attention:  President
                              Telephone No.: (203) 853-7400
                              Telecopier No.: (203) 846-3170

                              with a copy to:

                              Finn Dixon & Herling LLP
                              1 Landmark Square, Suite 1400
                              Stamford, CT  06901
                              Attention:  David I. Albin, Esq.
                              Telephone No.:  (203) 325-5000
                              Telecopier No.:  (203) 348-5777

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one Business Day after delivery to a courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         10.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Purchasers may assign any of their rights under this Agreement or the Registration Rights Agreement to any of their Affiliates or to any Person to whom the Preferred Shares or the Warrants (or any portion thereof) are transferred. The Company may not assign any of its rights hereunder without the consent of the Purchaser. Except as provided in Article 7, no Person other than the parties hereto and their permitted assignees is intended to be a beneficiary of this Agreement or the Registration Rights Agreement.

         10.4 Amendment and Waiver. No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise. No waiver or amendment of or consent to any departure by the Company or the Purchasers from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof; provided that notice of any such waiver shall be given to each party hereto as set forth below.

         Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company or the Purchasers in any case shall entitle the Company or the Purchasers to any other or further notice or demand in similar or other circumstances.

         10.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         10.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         10.7 Determinations. All determinations to be made by the Company or any Holder hereunder in its opinion or judgment or with its approval or otherwise shall be made by it in its sole discretion.

         10.8 Governing Law. This Agreement has been negotiated, executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

         10.9 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts pursuant to a contractual provision in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 10.2, such service to become effective ten days after such mailing.

         10.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         10.11 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

         10.12 Remedies. If a breach of this Agreement, the Preferred Shares, or the Warrants occurs and is continuing, any Holder of Preferred Shares or the Warrants may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation, the specific performance) of any provision of the Preferred Shares, the Warrants, or this Agreement. A Holder may maintain a proceeding even if it does not possess any of the Warrants, or Pre ferred Shares or does not produce any of them in the proceeding. Except as otherwise provided by law, a delay or omission by any Holder in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

         10.13 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the Preferred Shares, the Warrants and the Registration Rights Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, the Preferred Shares, the Warrants and the Registration Rights Agreement, supersede all prior agreements and understandings among the parties with respect to such subject matter.

         10.14 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, the Preferred Shares, the Warrants and the Registration Rights Agreement or any other document or instrument contemplated hereby or thereby, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

         10.15 Publicity. Except as may be required by applicable law, or as provided for in Article 8, no party hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law to be made by a party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

         IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.


                                          WILTEK, INC.


                                          By: /s/ David S. Teitelman
                                          --------------------------
                                          Name:  David S. Teitelman
                                          Title: President and CEO


                                          COMMERCIAL ELECTRONICS
                                          CAPITAL PARTNERSHIP, L.P.

                                          By Electronics Investments, L.L.C.
                                             Its General Partner


                                          By: /s/ John C. Maxwell, III
                                          ----------------------------
                                          Name:  John C. Maxwell, III
                                          Its:   Member


                                          COMMERCIAL ELECTRONICS L.L.C.

                                          By Electronics Investments, L.L.C.
                                             Its Member


                                          By: /s/ John C. Maxwell, III
                                          ----------------------------
                                          Name:  John C. Maxwell, III
                                          Its:   Member

                                   SCHEDULE I

Commercial Electronics, L.L.C.
------------------------------

Securities Purchased                                             Purchase Price
--------------------                                             --------------
  750,000  Preferred Shares                                       $ 2,238,750
1,125,000  Warrants                                                    11,250
                                                                  -----------
         Sub-total                                                $ 2,250,000
less pro-rata share of $50,000 prepayment                             (37,500)
                                                                  -----------
         Total purchase price                                     $ 2,212,500


Commercial Electronics Capital Partnership, L.L.C.
--------------------------------------------------

Securities Purchased                                             Purchase Price
--------------------                                             --------------
250,000  Preferred Shares                                         $   746,250
375,000  Warrants                                                       3,750
                                                                 --------------
         Sub-total                                                $   750,000
less pro-rata share of $50,000 prepayment                             (12,500)
                                                                 --------------
         Total purchase price                                     $   737,500